EXHIBIT 99.1

May 12, 2004

Washington Group International Reports First Quarter 2004 Results

All Business Units Were Profitable

Financial Highlights

•                  New work awards of $782.5 million exceeded revenue by $28.3 million.

•                  Backlog at the end of the quarter was $3.34 billion, slightly ahead of year end.

•                  Revenue for the quarter was $754.2 million.

•                  Operating income was $34.1 million.

•                  Net income was $13.1 million resulting in earnings per share of $0.52 per basic and $0.47 per diluted share.

•                  No debt outstanding and cash on hand was $198.3 million.

Boise, Idaho, May 12, 2004 – Washington Group International, Inc. (NASDAQ:  WGII) today announced financial results for its first quarter ended April 2, 2004.

 “I am pleased with our solid performance for the quarter,” stated Stephen G. Hanks, president and chief executive officer.  “All business units were profitable with significant contributions from operations at our Savannah River Site in South Carolina, from task order work in the Middle East, and from MIBRAG in Germany.  New work proposal activities are up across all markets, most noticeably in our Mining and Industrial Process business units, due to improving economic conditions and higher commodity prices.  Our reputation in the industry as the contractor of choice for providing integrated solutions to difficult engineering and construction problems is the direct result of our specialized project expertise, diverse work experience and disciplined approach to project execution.”

Corporate Performance

For the first quarter of 2004, the company reported revenue of $754.2 million, and operating income of $34.1 million.  Net income for the first quarter of 2004 was $13.1 million, or $0.52 per basic share.  Because the market price of our outstanding shares has more than doubled over the past year, the inclusion of outstanding warrants and options resulted in diluted earnings per share of $0.47 for the quarter using the treasury stock method of accounting.  There was no dilutive impact in the first quarter of 2003.  New work awards in the first quarter of 2004 were $782.5 million.  New work exceeded revenue for the sixth consecutive quarter, and backlog at the end of the quarter was $3.34 billion.  Information regarding the financial results for the first quarter of 2003 is located in the accompanying tables.

Business Unit Performance

•                  Energy & Environment:  For the first quarter, Energy & Environment generated revenue of $96.5 million and operating income of $17.2 million.  Revenue and operating income during the first quarter of 2004 improved compared to first quarter 2003 primarily due to improved performance at a large operations, maintenance and management contract for the U.S. Department of Energy.  New work awards, mainly from work at existing DOE projects, totaled $125.1 million for the first quarter.  Backlog at the end of the quarter was $469.8 million.

•                  Defense:  For the first quarter, Defense generated revenue of $122.2 million and operating income of $8.6 million.  Despite an increase in revenue from threat reduction contracts in the former Soviet Union, operating income declined compared to first quarter 2003 due to the substantial completion of a large chemical demilitarization project in 2003, and a negotiated settlement recorded in 2003 in the amount of $8.0 million.  New work awards, related primarily to ongoing chemical demilitarization contracts, totaled $112.9 million in the first quarter.  Backlog at the end of the quarter was $632.3 million.

•                  Mining:  For the first quarter, Mining generated revenue of $20.4 million and operating income was $11.0 million.  Revenue was boosted by two new international projects and higher coal production in the United States.  Reduced operating expenses at MIBRAG and the strong euro contributed to the improved earnings.  New work awards in the first quarter totaled $13.8 million.  Backlog at the end of the quarter was $418.2 million.

•                  Power:  For the first quarter, Power generated revenue of $150.2 million and operating income was $8.3 million.  The anticipated revenue decline was due to the winding down or completion of several large domestic projects partially offset by $46.0 million in revenue from work for the Corps of Engineers in Iraq.  Operating income benefited from $2.6 million of earnings from the task order work in Iraq.  New work awards in the first quarter totaled $85.4 million, and we expect significant new work awards during the second quarter of this year.  Backlog stood at $431.8 million at the end of the quarter.

•                  Infrastructure:  For the first quarter, Infrastructure generated revenue of $277.6 million, significantly aided by $168.8 million of revenue from task orders for the Corps of Engineers in the Middle East.  Operating income was $6.0 million, and included $9.7 million of earnings from task orders in the Middle East, offset by a $5.0 million charge recorded for recently estimated cost overruns on a domestic project.  Absent in the first quarter of 2004 were the claims settlements and insurance recoveries experienced in the first quarter of last year.  New work awards totaled $284.3 million for the first quarter and included the booking of a $186 million highway project in Southern California.  Backlog at the end of the quarter was $1,060.0 million.

•                  Industrial/Process:  For the first quarter, Industrial/Process generated revenue of $90.8 million, a decline when compared to first quarter 2003 due to the winding down or completion of several contracts. Global economic conditions continue to affect the opportunities in this market, however, we see early signs of improvement in outsourcing of facilities management services, process and other markets.  Operating income was $1.6 million, and included $2.1 million in claim settlements.  Restructuring efforts in 2003 resulted in lower operating costs in the first quarter of 2004 that offset the decline in the volume of work.  First quarter new work awards, which included a large facilities management contract, were $164.5 million, the highest level in over a year.  Backlog at the end of the quarter was $328.0 million.

Financial Position and Cash Flow:  At the end of the first quarter, cash on hand was $198.3 million, down $40.5 million from year end 2003.  During the quarter, cash flow was affected by increases in working capital requirements associated with task order work in the Middle East and, as was the case in the first quarter of last year, by annual incentive compensation payments.  We expect cash flow will improve in the second quarter of this year.

Hanks commented, “While our working capital increased as a result of task orders for the Corps of Engineers, we believe our activities in Iraq today better position us for long-term growth throughout the entire Middle East.”

There were no borrowings under the credit facility during the quarter and there was no outstanding debt at quarter end.

Outlook

Washington Group International reaffirms the earnings guidance for 2004 that was originally provided on November 17, 2003.

Hanks stated, “We had a very solid first quarter and we are off to a good start.  While the uncertainty of the situation in Iraq makes forecasting difficult, there may be upside in 2004 from our task order work in the Middle East.”

Opportunities in Power and Infrastructure, including task orders in Iraq, could result in new awards above the $2.9 billion to $3.2 billion guidance.  However, revenue and earnings from this work will primarily occur in 2005 and beyond due to the inherent pace of activities during project start up.

Investor Conference Call

Washington Group International will host an investor conference call to discuss the first quarter 2004 results on May 13, 2004 at 11:00 a.m. (ET).  The company will provide a webcast of its call live over the Internet on its corporate web site at www.wgint.com.  Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide.  With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets.

Markets Served

Included among those markets are:  power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Such forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business market, legal and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by our customers, clients, suppliers, business partners, or government bodies.  We are subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of our customer base, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-looking Information” and “Item 1. Business – Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2003.

Investor Contact	Media Contact
Terry K. Eller	Jack Herrmann
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5722	208-386-5532
terry.eller@wgint.com	jack.herrmann@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(UNAUDITED)

	Three months ended
	April 2, 2004	April 4, 2003

Total revenue	$754,164	$657,465
Gross profit	37,389	37,500
Equity in income of unconsolidated affiliates	10,680	8,762
General and administrative expenses	(13,962)	(10,111)
Operating income	34,107	36,151
Interest income	594	366
Interest expense	(4,414)	(6,945)
Other expense, net	(529)	(73)
Income before income taxes and minority interests	29,758	29,499
Income tax expense	(12,052)	(12,832)
Minority interests in income of consolidated subsidiaries	(4,640)	(3,887)
Net Income	$13,066	$12,780
Net income per share
Basic	$.52	$.51
Diluted	$.47	$.51
Common Shares Outstanding
Basic	25,133	25,000
Diluted	27,580	25,022

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	April 2, 2004	January 2, 2004
ASSETS
Current assets
Cash and cash equivalents	$198,316	$238,835
Accounts receivable, including retentions of $13,306 and $13,663, respectively	236,350	248,456
Unbilled receivables	196,648	142,250
Investments in and advances to construction joint ventures	18,014	26,346
Deferred income taxes	87,685	89,320
Other	33,021	43,804
Total current assets	770,034	789,011
Investments and other assets
Investments in unconsolidated affiliates	154,488	145,144
Goodwill	353,926	359,903
Deferred income taxes	27,760	26,644
Other assets	19,969	18,928
Total investments and other assets	556,143	550,619
Property and equipment
Construction equipment	80,997	94,234
Other equipment and fixtures	28,820	28,500
Buildings and improvements	10,272	10,212
Land and improvements	2,491	2,491
Total property and equipment	122,580	135,437
Less accumulated depreciation	(56,139)	(64,544)
Property and equipment, net	66,441	70,893
Total assets	$1,392,618	$1,410,523

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(UNAUDITED)

	April 2, 2004	January 2, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $25,174 and $21,184, respectively	$151,632	$176,300
Billings in excess of cost and estimated earnings on uncompleted contracts	162,511	170,182
Accrued salaries, wages and benefits, including compensated absences of $49,725 and $45,765, respectively	117,736	131,216
Other accrued liabilities	58,257	60,708
Total current liabilities	490,136	538,406
Non-current liabilities
Self-insurance reserves	59,180	58,674
Pension and post-retirement benefit obligations	107,208	104,090
Total non-current liabilities	166,388	162,764
Contingencies and commitments
Minority interests	58,025	48,469
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 25,216 and 25,046 shares issued, respectively	252	250
Capital in excess of par value	534,702	528,484
Stock purchase warrants	28,319	28,647
Retained earnings	92,830	79,764
Accumulated other comprehensive income	21,966	23,739
Total stockholders’ equity	678,069	660,884
Total liabilities and stockholders’ equity	$1,392,618	$1,410,523

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Three months ended
	April 2, 2004	April 4, 2003
Operating activities
Net income	$13,066	$12,780
Adjustments to reconcile net income to cash used by operating activities:
Cash paid for reorganization items	(665)	(2,461)
Depreciation and amortization	4,128	9,232
Amortization of financing fees	733	3,025
Non-cash income tax expense	10,801	11,172
Minority interests in net income of consolidated subsidiaries.	4,640	3,887
Equity in income of unconsolidated affiliates, less dividends received	(10,271)	(8,188)
Gain on sale of assets, net	(641)	(416)
Changes in operating assets and liabilities and other	(65,199)	(76,771)
Net cash used by operating activities	(43,408)	(47,740)
Investing activities
Property and equipment acquisitions	(6,388)	(2,074)
Property and equipment disposals	6,792	8,043
Contributions and advances to unconsolidated affiliates	(2,664)	—
Net cash provided (used) by investing activities	(2,260)	5,969
Financing activities
Payment of financing fees	(1,524)	—
Contributions from (Distributions to) minority interests, net	1,946	(2,786)
Proceeds from exercise of stock options and warrants	4,727	—
Net cash provided (used) by financing activities	5,149	(2,786)
Decrease in cash and cash equivalents	(40,519)	(44,557)
Cash and cash equivalents at beginning of period	238,835	171,192
Cash and cash equivalents at end of period	$198,316	$126,635
Supplemental disclosure of cash flow information:
Interest paid	$4,235	$3,878
Income taxes paid, net	2,128	2,058

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(In millions)

(UNAUDITED)

	Three months ended
	April 2, 2004	April 4, 2003
REVENUE
Power	$150.2	$176.2
Infrastructure	277.6	123.7
Mining	20.4	14.5
Industrial/Process	90.8	112.0
Defense	122.2	131.2
Energy & Environment	96.5	93.8
Intersegment and other	(3.5)	6.1
Total consolidated revenues	$754.2	$657.5

OPERATING INCOME
Power	$8.3	$7.4
Infrastructure	6.0	7.3
Mining	11.0	8.4
Industrial/Process	1.6	1.4
Defense	8.6	13.7
Energy & Environment	17.2	9.5
Intersegment and other unallocated operating costs	(4.6)	(1.4)
General and administrative expense, corporate	(14.0)	(10.1)
Total operating income	$34.1	$36.2

NEW WORK
Power	$85.4	$359.8
Infrastructure	284.3	32.7
Mining	13.8	27.2
Industrial/Process	164.5	129.5
Defense	112.9	107.1
Energy & Environment	125.1	94.2
Other	(3.5)	14.7
Total new work	$782.5	$765.2

	April 2, 2004	January 2, 2004
BACKLOG
Power	$431.8	$496.7
Infrastructure	1,060.0	1,053.5
Mining	418.2	435.2
Industrial/Process	328.0	254.4
Defense	632.3	641.6
Energy & Environment	469.8	441.1
Total backlog	$3,340.1	$3,322.5

EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is presented because it is a measure commonly used in financial analysis in credit and equity markets to evaluate operating liquidity. In addition, management includes it in the various performance measures that are routinely produced and analyzed as a measure of liquidity. EBITDA is not a measure of operating performance computed in accordance with GAAP, and should not be considered as a substitute for earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies.

Our calculation of EBITDA represents earnings before interest, taxes, depreciation and amortization and normal profit.  Components of EBITDA are presented below:

(In millions)	Three months ended
(UNAUDITED)	April 2, 2004	April 4, 2003
Net income	$13.1	$12.8
Taxes	12.1	12.8
Interest expense	4.4	6.9
Depreciation and amortization (a)	4.1	9.3
Total	$33.7	$41.8

(a)          Depreciation and amortization includes $4.1 million of depreciation on equipment used on a dam and hydropower project in the Philippines for the three months ended April 4, 2003. Due to the completion of the project and the majority of the equipment being sold prior to 2004, there is no comparable depreciation for the three months ended April 2, 2004. Also included is $0.3 million and $0.7 million of normal profit for the three months ended April 2, 2004 and April 4, 2003, respectively.

RECONCILIATION OF EBITDA TO NET CASH USED BY OPERATING ACTIVITIES

We believe that net cash used by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash used by operating activities for each of the periods for which EBITDA is presented in this news release.

	Three months ended
(In millions)	April 2, 2004	April 4, 2003
EBITDA	$33.7	$41.8
Tax expense	(12.1)	(12.8)
Interest expense	(4.4)	(6.9)
Cash paid for reorganization items	(.6)	(2.5)
Amortization of financing fees	.7	3.0
Non-cash income tax expense	10.8	11.2
Minority interest in income of consolidated subsidiaries	4.6	3.9
Equity in income of unconsolidated affiliates less dividends received	(10.3)	(8.2)
Gain on sale of assets, net	(.6)	(.4)
Changes in net operating assets and liabilities	(65.2)	(76.8)
Net cash used by operating activities	$(43.4)	$(47.7)